Exhibit 99.1

For further Information contact:

Robert B Harris, Ph.D.

President/CEO

Commonwealth Biotechnologies, Inc.

804-648-3820

Commonwealth Biotechnologies, Inc. Retires Industrial Revenue

Bonds Used to Build Its Facility

Mortgage with BB&T Rids Company of Restrictive Covenants

Increases Borrowing and Credit Possibilities

RICHMOND, Va., November 15, 2004 — Commonwealth Biotechnologies, Inc. (NASDAQ Small Cap: CBTE) today announced that it had executed a variable rate mortgage with Branch Banking and Trust Co., BB&T, Richmond, VA, for its home facility. The mortgage effectively replaces two series of Industrial Revenue Bonds, issued in 1998, which were used to finance construction of CBI’s physical plant.

BB&T provided $3.9 million in financing which is sufficient to retire the Bonds and meet all pre-payment penalties and legal expenses. In retiring the Bonds, net proceeds of approximately $461,000 will be released to the Company. Retiring the Bonds obviates the restrictive covenants which have effectively precluded the Company from issuing any subordinate debt greater than $150,000. Because all assets of the Company, including receivables, were pledged to the bond holders, CBI has been unable to secure bank credit of any kind.

“As CBI expands and solidifies its financial position, there will be times when leasing instruments or using a line of credit will be necessary,” explained James Brennan, CBI’s Controller. “The Bonds effectively limited CBI’s ability to operate as a normal business, which may have been appropriate for the Company during its early development years. Retiring the Bonds at this time was the right thing to do, despite the pre-payment penalty.”

CBI will take a one-time write off of $217,800 in the fourth quarter for the pre-payment penalties associated with retiring the Bonds prior to their respective maturation dates and another one time write off of $197,500 for accelerated Bond amortization expenses.

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Founded in 1992, CBI is located in Gateway Centre, Chesterfield County at 601 Biotech Drive, 23235 (1-800-735-9224). For more information, visit CBI on the web at www.cbi-biotech.com.

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No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, CBI cannot guarantee that it will continue to meet the obligations of the mortgage or that the escrowed funds referenced herein will be released to the Company. Similarly, CBI cannot guarantee that it will successfully secure a line of credit or that it will meet the criteria set by lending institutions for borrowing money. CBI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.